Exhibit (d)

WARRANT AGENT AGREEMENT

THIS WARRANT AGENT AGREEMENT, dated September 18, 2017 (the “Agreement”), is entered into by and between Westpark Capital, Inc. (the “Warrant Agent”) and Monster Digital, Inc. (the “Company”).

WHEREAS, the Company intends to offer to amend, upon the terms set forth in an Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Offer to Amend and Exercise”) its outstanding warrants held by eligible holders of record as of September 19, 2017 who are “accredited investors” (as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended) (“Eligible Holders”). The Company’s outstanding warrants consist of warrants to purchase (i) 2,025,000 shares of the Company’s common stock at an exercise price of $5.625 per share issued to investors in the Company’s initial public offering which closing occurred in July 2016 (the “IPO Warrants”), (ii) 1,405,007 shares of the Company’s common stock at an exercise price of $5.625 per share issued to holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016 (the “Conversion Warrants”), (iii)warrants to certain private placement investors at an exercise price of $2.00 per share, issued to investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017 (the “$2.00 Warrants”),(iv) 64,668 issued to the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 (35,547 at an exercise price of $14.85 per share and 29,121 at an exercise price of $22.28 per share (together the “Placement Agent’s Warrants”), and (v) 38,143 issued to the Company’s public relations firm (6,004 in January 2017 at an exercise price of $5.00 per share, 7,230 in January 2017 at an exercise price of $7.00 per share, 9,986 in March 2017 at an exercise price of $9.00 per share and 14,923 in March 2017 at an exercise price of $11.00 per share) (together the “PR Warrants”). The shares of common stock underlying the IPO Warrants, the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Warrant Shares”. The IPO Warrants, the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Original Warrants”.

WHEREAS, on July 3, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Under the terms of the Merger Agreement, pending Company stockholder approval of the transaction, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”).On August 25, 2017, the Company filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on October 31, 2017 (the “Special Meeting”) to approve the Merger as well as other matters, including Proposal No. 6 therein whereby Company stockholders will vote at the Special Meeting to those matters set forth in that Offer to Amend and Exercise Warrants to Purchase Common Stock dated September 20, 2017 (the “Offer to Amend and Exercise”)) The exercise of the Original Warrants further to the terms set forth in the Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting.

Pursuant to the Offer to Amend and Exercise, the Original Warrants of Eligible Holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) to: (i) shorten the exercise period so that they expire concurrently with the expiration of the Warrant Offer at 5:00 p.m. (Pacific Time) on October 30, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).and (ii) reduce the exercise price to $0.45 (the “Revised Exercise Price”).

WHEREAS, the terms of the Original Warrants held by Eligible Holders who do not elect to participate in the Offer to Amend and Exercise will retain in all respects their original terms and provisions;

WHEREAS, the Company has or will file a Schedule TO with the United States Securities and Exchange Commission (the “SEC”), including all required exhibits thereto (collectively, the “Offer Materials”); and

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WHEREAS, the Company desires to engage the Warrant Agent pursuant to the terms of this Agreement, and the Warrant Agent is willing to be so engaged, to solicit the Eligible Holders of the Original Warrants to participate in the Offer to Amend and Exercise and to exercise their Amended Warrants.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Engagement. The Company hereby engages and appoints the Warrant Agent as, and the Warrant Agent hereby agrees to serve as, the exclusive Warrant Agent for the Company in connection with the Offer to Amend and Exercise. The Warrant Agent shall, consistent with its obligations under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable rules and regulations of the SEC thereunder, the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), and the applicable state securities laws and regulations, use its reasonable best efforts to maximize the number of Eligible Holders of Original Warrants who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, including appropriate communications with the Eligible Holders, as well as with the Eligible Holders’ brokers, agents or other representatives. The Warrant Agent agrees to perform its services hereunder in good faith, in a professional and businesslike manner, and in compliance with applicable law. The Warrant Agent may reallow or allocate all or a portion of the Compensation as described in Section 5 hereof to other broker-dealers who are FINRA members whose investors are Eligible Holders.

2.	Representations of Warrant Agent.

a.	The Warrant Agent is a member of FINRA and is registered as a broker-dealer under the Exchange Act and the applicable state securities laws and regulations.

b.	None of the Warrant Agent or its affiliates, or any person acting on behalf of the foregoing (other than the Company or its affiliates or any person acting on its or their behalf, in respect of which no representation is made) has taken nor will take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offer to Amend and Exercise, the exemption(s) from registration available pursuant to Rule 506 of Regulation D or Section 4(2) of the Securities Act, or knows of any reason why any such exemption would be otherwise unavailable to it.

c.	The Warrant Agent represents that neither it nor, to its knowledge, any of its directors, executive officers, general partners, managing members or other officers participating in the Offer to Amend and Exercise (each, a “Warrant Agent Covered Person” and, together, “Warrant Agent Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”) or has been involved in any mater which would be a Disqualification Event except for the fact that it occurred before September 23, 2013.

d.	The Warrant Agent represents that it is not aware of any person (other than a Warrant Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offer to Amend and Exercise. The Warrant Agent will promptly notify the Company of any agreement entered into between such Warrant Agent and such person in connection with such sale.

e.	The Warrant Agent will notify the Company promptly in writing of (i) any Disqualification Event relating to any Warrant Agent Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Warrant Agent Covered Person.

3.	Offer Materials. The Company shall cause copies of the Offer Materials relating to the Offer to Amend and Exercise to be delivered to each Eligible Holder of Original Warrants and the Warrant Agent shall have no responsibility in this regard. The Warrant Agent is not authorized to furnish to Eligible Holders of Original Warrants any information other than that contained in the Offer Materials or in such other material as may be provided by the Company to Eligible Holders of the Original Warrants. The Warrant Agent will be supplied without charge with a reasonable number of Offer Materials. The Offer Materials shall be sent only to the Warrants Holders.

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4.	Offer to Amend and Exercise Acceptance Procedures. The Offer Materials shall set forth the procedures for Eligible Holders of Original Warrants to participate in the Offer to Amend and Exercise and to exercise their Amended Warrants.

a.	The Offer to Amend and Exercise will commence on the date the Offer Materials are first sent to the Eligible Holders (the “Offer Date”) and will expire on October 13, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).

b.	In order to participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Eligible Holder must deliver to the Company before the Expiration Date all of the Acceptance and Exercise Documents (as defined below) and deliver the exercise price for such exercised Amended Warrants by check or wire transfer to a non-interest bearing escrow account (the “Escrow Account”) maintained by the escrow agent designated by the Company for such purpose (the “Escrow Agent”). The “Acceptance and Exercise Documents” mean (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) the original copy of the Eligible Holder’s Original Warrant either physically or, in the case of IPO Warrants, via DTC (or an Affidavit of Loss and Indemnification Agreement) for cancellation and (iii) receipt of the Exercise Price in the Escrow Account.

c.	All Eligible Holder funds for the exercise of the Amended Warrants will be held in the Escrow Account pursuant to the terms of an escrow agreement among the Company, the Warrant Agent and the Escrow Agent. The Company will pay all fees related to the establishment and maintenance of the Escrow Account.

d.	Provided that the requirements and conditions to the Offer to Amend and Exercise set forth in the Offer Materials are satisfied by the Expiration Date, the Company will notify the Warrant Agent of the acceptance of the executed and delivered Acceptance and Exercise Documents and will issue the Common Stock certificates representing the exercised Amended Warrants promptly following the Expiration Date.

e.	There is no minimum number of Amended Warrants required to be tendered for the Offer to Amend and Exercise to be completed, provided, however, the requirements and conditions set forth in the Offer Materials must be satisfied by the Expiration Date. If the conditions to the Offer to Amend and Exercise as set forth in the Offer Materials have been satisfied prior to the Expiration Date, promptly following the Expiration Date the Company will notify the Escrow Agent and the transfer agent of its acceptance of the exercise price payment and Acceptance and Exercise Documents.

f.	If the requirements and conditions of the Offer to Amend and Exercise set forth in the Offer Materials have not been satisfied on or before the Expiration Date for any reason, the Offer to Amend and Exercise will be terminated, no Common Stock will be issued, and the Escrow Agent, will, at the request of the Company, cause all monies received from the Eligible Holders to be promptly returned to such Eligible Holder without interest, penalty, expense or deduction.

5.	Compensation.

a.	Fee. Subject to the valid participation in the Offer to Amend and Exercise and the exercise of the Amended Warrants by an Eligible Holder of an Original Warrant (including a transferee), the Warrant Agent, at the time of the acceptance by the Company of the Eligible Holders’ Acceptance and Exercise Documents, and as a condition to such acceptance, will receive from the Company a fee (the “Solicitation Fee”) equal to Eight Percent (8%) of the cash the Company receives for each exercise of an Amended Warrant (excluding Amended Warrants exercised by Gravitas Capital LLC, Gibralt Capital Corporation or their affiliates or assignees for which the Warrant Agent shall receive no fee) upon, and as a condition to, the acceptance of executed and delivered Acceptance and Exercise Documents by the Company (the “Closing”).

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b.	Expenses. Whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, the Company agrees to pay the non-accountable legal fees and expenses of the Warrant Agent’s counsel in the amount of Five Thousand United States Dollars ($5,000 USD) (the “Warrant Agent Counsel Fee”) related to this Offer to Amend and Exercise. The Company shall not be responsible for any other expenses of the Warrant Agent incurred in connection with the transactions contemplated hereunder. The Warrant Agent Counsel Fee does not include any attorneys’ fees and expenses related to the registration or qualification of this Offer to Amend and Exercise under the securities or Blue Sky laws.

c.	Timing of Payment. At or promptly following the Expiration Date (and in any event within 2 business day following the Expiration Date), the Company will deliver a notice to the Warrant Agent setting forth the number of Amended Warrants that have been exercised by Eligible Holders in the Offer to Amend and Exercise, together with instructions for payment of the Solicitation Fee and the Warrant Agent Counsel Fee directly to the Warrant Agent and/or designated vendors, (provided any required invoices have been provided the Company as set forth in Section 5(c) above) and any documentation related thereto reasonably requested by the Warrant Agent.

6.	Inspection of Records. During the period of the Offer to Amend and Exercise and for thirty (30) days thereafter, the Warrant Agent may, at any time during business hours, examine the records of the Company that relates to the Offer to Amend and Exercise. The Company shall make available to the Warrant Agent and its representatives such information, including, but not limited to, financial information, and other information regarding the Company (the “Information”), as may be reasonably requested in making a reasonable investigation of the Company and its affairs in connection with the Offer to Amend and Exercise; provided, however, the Warrant Agent agrees to use any such Information provided to the Warrant Agent by the Company solely for the purpose contemplated under this Agreement. The Company shall provide access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company as shall be reasonably requested by the Warrant Agent.

7.	Term and Termination.

a.	The term of this Agreement (the “Term”) shall be until the last to expire of the Amended Warrants.

b.	This Agreement may be terminated by the Company at any time prior to the acceptance by the Company of the Eligible Holders’ Acceptance and Exercise Documents by the Company (i) in the event that the Warrant Agent shall have failed to perform any of its material obligations hereunder, (ii) on account of the Warrant Agent’s fraud, illegal or willful misconduct or gross negligence, or (iii) a material breach of this Agreement by the Warrant Agent.

c.	In the event of termination of the Agreement by the Company pursuant to this Section 7, that Warrant Agent shall not be entitled to any amounts whatsoever except (i) as may be due under any indemnity or contribution obligation provided herein, at law or otherwise, and (ii) the Company shall be required to pay the Warrant Agent Counsel Fee in full, and that portion of the Solicitation Fee for any Warrant Agent Investors who exercised their Amended Warrants prior to the Company’s notice of termination to the Warrant Agent.

d.	Before any termination by Company under Section 7(b)(i) or (iii) shall become effective, the Company shall give five (5) days prior written notice to the Warrant Agent of its intention to terminate the Agreement (the “Termination Notice”). The Termination Notice shall specify the grounds for the proposed termination. If the specified grounds for termination, or their resulting adverse effect on the transactions contemplated hereby, are curable, then the Warrant Agent shall have three (3) days from the Termination Notice within which to remove such grounds or to eliminate all of their material adverse effects on the transactions contemplated hereby; otherwise, the Agreement shall terminate.

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8.	Indemnification.

a.	The Company will (i) indemnify and hold harmless the Warrant Agent, its agents, and its and their respective officers, directors, employees, selected dealers and each person, if any, who controls the Warrant Agent, within the meaning of the Securities Act (each, a “Warrant Agent Indemnitee”) against, and pay or reimburse each Warrant Agent Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), severally (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals, court costs, expenses), to which any Warrant Agent Indemnitee may become subject under the Securities Act or otherwise in connection with the Offer to Amend and Exercise and as a result of the breach of any agreement made by the Company herein, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Warrant Agent Indemnitee or by any third party; and (ii) reimburse each Warrant Agent Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, the Company will not have any obligation to indemnify or reimburse any Indemnitee to the extent that any such claim, damage or liability is finally judicially determined to have resulted from (w) an untrue statement or alleged untrue statement of a material fact made in the Offer Materials, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Warrant Agent specifically for use in the Offer Materials, (x) any violations of law by the Warrant Agent (including, without limitation, violations of the Securities Act or state securities laws) that does not result from a violation thereof by the Company or its affiliates, (y) due to intentional or negligent misrepresentations and/or malfeasance of the Warrant Agent, or (z) the gross negligence or willful misconduct or violations of law by the Warrant Agent Indemnitee seeking indemnification hereunder. In addition to the foregoing agreement to indemnify and reimburse, the Company will indemnify and hold harmless each Warrant Agent Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Warrant Agent Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Warrant Agent Indemnitee in connection with the Offer to Amend and Exercise as a result of the Company obligating itself or any other person or entity to pay such a fee. The foregoing indemnity agreements are in addition to any liability which the Company may otherwise have.

b.	The Warrant Agent will (i) indemnify and hold harmless the Company, its agents, and its and their respective officers, directors, employees, selected dealers and each person, if any, who controls the Company, within the meaning of the Securities Act (each, a “Company Indemnitee”) against, and pay or reimburse each the Company Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), severally (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Company Indemnitee may become subject under the Securities Act or otherwise in connection with the Offer to Amend and Exercise, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Company Indemnitee or by any third party, but only to the extent that such losses, claims, damages, liabilities or expenses are based upon (A) any agreement made by the Warrant Agent herein, (B) any violations of law by the Warrant Agent (including, without limitation, violations of the Securities Act, the Exchange Act or state securities laws) which does not result from a violation thereof by the Company or any of their respective affiliates, (C) any untrue statement or alleged untrue statement of any material fact contained in the Offer Materials made in reliance upon and in conformity with information contained in the Offer Materials relating to the Warrant Agent, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case, if made or omitted in reliance upon and in conformity with written information furnished to the Company by the Warrant Agent, specifically for use in the preparation thereof, or (D) intentional or negligent misrepresentations by and/or malfeasance of the Warrant; and (ii) reimburse each the Company Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation. In addition to the foregoing agreement to indemnify and reimburse, the Warrant Agent will indemnify and hold harmless each Company Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Company Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Company Indemnitee in connection with the Offer to Amend and Exercise as a result of the Warrant Agent obligating itself or any other person or entity to pay such a fee. The foregoing indemnity agreements are in addition to any liability which the Warrant Agent may otherwise have.

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c.	Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 8 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party, provided, however, that if the indemnified party shall be requested by the indemnifying party to participate in the defense thereof or shall have concluded in good faith and specifically notified the indemnifying party either that there may be specific defenses available to it that are different from or additional to those available to the indemnifying party or that such Action involves or could have a material adverse effect upon it with respect to matters beyond the scope of the indemnity agreements contained in this Agreement, then the counsel representing it, to the extent made necessary by such defenses, shall have the right to direct such defenses of such Action on its behalf and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. No settlement of any Action against an indemnified party will be made without the consent of the indemnifying party and the indemnified party, which consent shall not be unreasonably withheld or delayed in light of all factors of importance to such party, and no indemnifying party shall be liable to indemnify any person for any settlement of any such claim effected without such indemnifying party’s consent.

9.	Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 8 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Warrant Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Warrant Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offer to Amend and Exercise (before deducting expenses) received by the Company bear to the total Solicitation Fee received by the Warrant Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Warrant Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Warrant Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Warrant Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 9. No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person, if any, who controls the Warrant Agent within the meaning of the Securities Act will have the same rights to contribution as the Warrant Agent, and each person, if any, who controls the Company within the meaning of the Securities Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 9. Anything in this Section 9 to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 9 is intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available.

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10.	Confidentiality.

a.	The Warrant Agent will maintain the confidentiality of the Information and, unless and until such Information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event the Warrant Agent is legally required to make disclosure of any of the Information, the Warrant Agent will give prompt notice to the Company prior to such disclosure to the extent the Warrant Agent can practically do so.

b.	The foregoing paragraph shall not apply to information that (i) at the time of disclosure by the Company, is or thereafter becomes, generally available to the public or within the industries in which the Company conducts business, other than as a result of a breach by the Warrant Agent of its obligations under this Agreement; (ii) prior to or at the time of disclosure by the Company, was already in the possession of, the Warrant Agent or any of its affiliates, or could have been developed by them from information then lawfully in their possession, by the application of other information or techniques in their possession, generally available to the public; (iii) at the time of disclosure by the Company or thereafter, is obtained by the Warrant Agent or any of its affiliates from a third party who the Warrant Agent reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or (iv) is shown by written records to have been independently developed by the Warrant Agent or its affiliates. The exclusions set forth in this Section 10(b) shall not apply to pro forma financial information and/or financial projections of the Company, which pro forma financial information and/or projections shall in all events be subject to Section 10(a) above.

11.	Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein or after notice by one party to the other of a change of address, if sent to the Warrant Agent, will be mailed, postage prepaid, certified mail, return receipt request or sent by overnight courier or delivered by hand and signed by addressee to Westpark Capital, Inc., 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067, if sent to the Company will be mailed, postage prepaid, certified mail, return receipt request or sent by overnight courier or delivered by hand and signed by addressee to Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 93065, Attn: Chief Financial Officer. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt.

12.	Governing Law, Jurisdiction. This Agreement shall be deemed to have been made and delivered in California and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of California without regard to principles of conflicts of law thereof, applicable to contracts to be wholly performed within said state.

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THE PARTIES HERETO AGREE TO SUBMIT ALL CONTROVERSIES TO THE EXCLUSIVE JURISDICTION OF EITHER THE AAA OR OTHER MUTUALLY ACCEPTABLE ARBITRATION FORUM IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTAND THAT (A) ARBITRATION IS FINAL AND BINDING ON THE PARTIES, (B) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL, (C) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS, (D) THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULES BY ARBITRATORS IS STRICTLY LIMITED, AND (E) ALL CONTROVERSIES WHICH MAY ARISE BETWEEN THE PARTIES CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION PURSUANT TO THE RULES THEN PERTAINING TO THE AAA OR OTHER MUTUALLY ACCEPTABLE ARBITRATION FORUM. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN THE SUPREME COURT OF THE STATE OF CALIFORNIA ANY OTHER COURT HAVING JURISDICTION OVER THE PERSON OR PERSONS AGAINST WHOM SUCH AWARD IS RENDERED. THE PARTIES AGREE THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM. THE PREVAILING PARTY, AS DETERMINED BY SUCH ARBITRATORS, IN A LEGAL PROCEEDING SHALL BE ENTITLED TO COLLECT ANY COSTS, DISBURSEMENTS AND REASONABLE ATTORNEY’S FEES FROM THE OTHER PARTY. PRIOR TO FILING AN ARBITRATION, THE PARTIES HEREBY AGREE THAT THEY WILL ATTEMPT TO RESOLVE THEIR DIFFERENCES FIRST BY SUBMITTING THE MATTER FOR RESOLUTION TO A MEDIATOR, ACCEPTABLE TO ALL PARTIES, AND WHOSE EXPENSES WILL BE BORNE EQUALLY BY ALL PARTIES. THE MEDIATION WILL BE HELD IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ON AN EXPEDITED BASIS. IF THE PARTIES CANNOT SUCCESSFULLY RESOLVE THEIR DIFFERENCES THROUGH MEDIATION, THE MATTER WILL BE RESOLVED BY ARBITRATION. THE ARBITRATION SHALL TAKE PLACE IN THE COUNTY OF LOS ANGELES THE STATE OF CALIFORNIA, ON AN EXPEDITED BASIS.

13.	Amendment; Waiver. No provision of this Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Unless expressly so provided, no party to this Agreement will be liable for the performance of any other party’s obligations hereunder. Either party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement. Neither party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other party.

14.	Further Assurances. Each party shall, without payment of any additional consideration by any other party, at any time on or after the date hereof, take such further action and execute such other and further documents and instruments as the other party may reasonably request in order to provide the other party with the benefits of this Agreement.

15.	Cooperation. The parties to this Agreement each hereby confirm that they will cooperate with each other to the extent that it may become necessary to enter into any revisions or amendments to this Agreement, in the future to conform to any federal or state regulations as long as such revisions or amendments do not materially alter the obligations or benefits of either party under this Agreement.

16.	Entire Agreement; Severability. This Agreement together with any other agreement referred to herein supersedes all prior understandings and written or oral agreements between the parties with respect to the Offer to Amend and Exercise and the subject matter hereof. If any portion of this Agreement shall be held invalid or unenforceable, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and enforceable and (ii) effect shall be given to the intent manifested by the portion held invalid or unenforceable.

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17.	Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in PDF format shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties below effective as of the date first set forth above.

Monster Digital, Inc.

By:	/s/ David H. Clarke
Name: David H. Clarke
Title: Chief Executive Officer

Westpark Capital, Inc..

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

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